KIRKPATRICK & LOCKHART LLP

1800 Massachusetts Avenue, N.W., 2nd Floor

Washington, D.C. 20036-1800

Telephone (202) 778-9000

Facsimile (202) 778-9100

Clifford J. Alexander

(202) 778-9068

alexancj@kl.com

July 27, 2001

VIA EDGAR

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: Amana Mutual Funds Trust

1933 Act File No. 2-96924

1940 Act File No. 811-4276

Dear Sir or Madam:

Transmitted herewith for filing pursuant to the Securities Act of 1933 (the "1933 Act"), as amended, and Rule 485(a)(1) of Regulation C thereunder, and pursuant to the Investment Company Act of 1940, as amended, and Regulation 8B thereunder, is Post-Effective Amendment No. 18 (the "Amendment") to the currently effective Registration Statement of the Amana Mutual Funds Trust (the "Company").

The Amendment reflects non-material language and editorial changes made to the prospectus and statement of additional information and includes the Company’s audited financial statements for the fiscal year ended May 31, 2001. It is filed under Rule 485(a) because reflects two changes expected to be approved by shareowners at special meeting to be held on August 13, 2001: (a) election of two new trustees, and (b) a new Rule 12b-1 distribution plan. There are no other material changes..

We serve as Counsel to the Company. In that capacity, we have reviewed the Amendment, which accompanies this letter.

If you have any questions or comments regarding the foregoing, please contact me at (202) 778-9068.

Sincerely,

____________________

Clifford J. Alexander

Enclosures

cc: Nicholas F. Kaiser